Exhibit 99.1

         InterDigital Completes Two Million Share Repurchase;
       Five Million Shares Repurchased within a Two Year Period

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--April 21, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced that it has completed the repurchase of two million shares of Common Stock. In October 2004, InterDigital's Board of Directors authorized the repurchase of one million shares and, in March 2005, expanded the authorization to a total of two million shares.
    Since the beginning of 2003, InterDigital has repurchased 5 million shares, investing approximately $86 million. "Our pattern of share repurchases in recent years reflects our strong commitment to invest in the value of the Company for the benefit of our shareholders and our confidence in the value we are creating for the future," said Harry G. Campagna, Chairman of the Board of Directors.

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offer technology and product solutions for mainstream wireless applications that deliver time-to-market, performance, and cost benefits, as well as product differentiation advantages, to its commercial and government/military customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.

    CONTACT: InterDigital Communications Corporation
             Media:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
              or
             Investor:
             Janet Point, 610-878-7800
             janet.point@interdigital.com